    As filed with the Securities and Exchange Commission on July 11, 1997

                                                     Registration No. 33-

--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  --------------

                                   CHATTEM, INC.
                (Exact name of registrant as specified in its charter)

        Tennessee                                        62-0156300
 (State or other jurisdiction                        (I.R.S. Employer
 of incorporation or organization)                   Identification No.)

                             1715 West 38th Street
                          Chattanooga, Tennessee 37409
                               (423) 821-4571
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ----------------

Zan Guerry, President                   A. Alexander Taylor, II, Esq.
Chattem, Inc.                                   Miller & Martin

1715 West 38th Street                      1000 Volunteer Building
Chattanooga, Tennessee  37409            Chattanooga, Tennessee 37402
(423) 821-4571                              (423) 756-6600

                 (Name, address, zip code and telephone number,
                   including area code, of agents for service)

         Approximate date of commencement of proposed sale to the public:
             As soon as practicable after this registration statement
                                becomes effective.

                                ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. / X /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                ------------------

                        CALCULATION OF REGISTRATION FEE

                                                         PROPOSED       PROPOSED
       TITLE OF EACH                                     MAXIMUM        MAXIMUM
         CLASS OF                                        OFFERING       AGGREGATE       AMOUNT OF
       SECURITIES TO                  AMOUNT TO BE       PRICE PER       OFFERING       REGISTRATION
       BE REGISTERED                  REGISTERED (1)     SHARE (2)       PRICE (2)          FEE
------------------------------------ -----------------  ------------  ----------------  ------------
Common Stock, without par value      1,296,385 shares     $13.81      $17,903,076.85    $5,425.17


(1) All securities subject to this Registration Statement are being registered on behalf of selling shareholders.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the maximum aggregate offering price and the registration fee have been calculated based on $13.81 the average of the high and low prices of the Common Stock as reported by The Nasdaq Stock Market for trading on July 7, 1997.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JULY 11, 1997
--------------------------------------------------------------------------------

PROSPECTUS

                                 CHATTEM, INC.

                        1,296,385 Shares of Common Stock

    This Prospectus relates to 1,296,385 shares of Common Stock, without par value, of Chattem, Inc. (the "Company"), which may be offered from time to time by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds of such sales. All expenses (other than commissions and discounts of brokers, dealers or agents) incurred in connection with this offering, estimated to be $15,000, will be borne by the Company.

    It is anticipated that the Selling Shareholders may sell all or a portion of the shares offered by this Prospectus from time to time in one or more transactions on The Nasdaq National Market System at prevailing market prices or at prices related to the prevailing market at the time of such sales, in block transactions, in negotiated transactions or by a combination of methods of offering. The Selling Shareholders may also make private sales at negotiated prices directly or through one or more brokers. The distribution of such shares may occur over an extended period of time. The Selling Shareholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by any such agent may be deemed to be underwriting commissions under the Securities Act.

    The Common Stock of the Company is traded on The Nasdaq Stock Market (National Market) under the symbol "CHTT." On July 7, 1997, the last reported sale price of the Company's Common Stock on The NASDAQ Stock Market was $14.00 per share.

    See "Risk Factors" beginning on page 6 of this Prospectus for certain information that should be considered by prospective purchasers of the Common Stock offered hereby.

                                  ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                                   THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
              OF THIS PROSPECTUS. ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.
                                     ----------------

    The date of this Prospectus is July __, 1997
--------------------------------------------------------------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on The Nasdaq Stock Market (National Market) under the symbol "CHTT." Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein together with all amendments, supplements and exhibits thereto called the "Registration Statement") under the Securities Act with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete and each such statement is qualified in its entirety by reference to the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended November 30, 1996;

     (2) The Company's Quarterly Report on Form 10-Q for the three months ended February 28, 1997; and

     (3) The Company's Current Report on Form 8-K dated June 26, 1997; and

     (4) The description of the Company's Common Stock as set forth in the Company's Amended and Restated Charter filed as an exhibit to the Company's Annual Report on Form 10-K for the transition period ended November 30, 1992.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests for such copies should be directed to Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: Robert E. Bosworth (Telephone: (423) 821-4571).

                                  THE COMPANY

    Chattem, Inc. (the "Company") is a diversified manufacturer and marketer of consumer products. The Company manufactures and markets branded over-the-counter ("OTC") pharmaceuticals, such as GOLD BOND, FLEX ALL, ICY HOT, PAMPRIN, PREMSYN PMS and NORWICH aspirin, functional toiletries and cosmetics, including PHISODERM, CORN SILK, BULLFROG, ULTRASWIM, SUN-IN and MUDD, and dietary supplements, including GARLIQUE, MELATONEX,

ECHINEX, PROPALMEX and REJUVEX.

    The Company's objective is to offer high quality brand name products in niche market segments in which the Company's products can be among the market leaders. The Company strives to achieve its objective by identifying brands with favorable demographic appeal, being flexible in modifying products and promotions in response to changing consumer demands and developing creative and cost-effective marketing and advertising programs. The Company manufactures substantially all of its consumer products.

    The Company anticipates that it will continue to expand through a combination of brand acquisitions and internal growth. Since 1986, the Company has acquired thirteen brands, the most recent of which were GARLIQUE, MELATONEX, ECHINEX, PROPALMEX and REJUVEX acquired June 26, 1997. Other brands acquired during this period include GOLD BOND, FLEX-ALL 454, ICY HOT, PHISODERM, BENZODENT, NORWICH, BULLFROG and ULTRASWIM. The Company's acquisition strategy is to identify brands that are embryonic or have unrealized potential, which can complement existing brands, and which can be among the leaders in attractive niche market segments. The Company also seeks internal growth with programs designed to capitalize on the value of existing brands and product line extensions, such as ICY HOT Arthritis Therapy Gel and GOLD BOND Medicated Foot Powder introduced in 1997.

    The Company's principal executive offices are located at 1715 West 38th Street, Chattanooga, Tennessee 37409, and its telephone number is (423) 821-4571.

                              RECENT DEVELOPMENTS

    On June 26, 1997, the Company acquired from Sunsource International, Inc. and Mindbody, Inc. a line of dietary supplements and homeopathic products sold under the SUNSOURCE, GARLIQUE, MELATONEX, PROPALMEX, ECHINEX and REJUVEX trademarks (the "Sunsource Products"). For these brands, the Company paid a total of $28.1 million in cash at closing and 300,000 shares of the Company's Common Stock and agreed to make contingent payments of up to $15.75 million. The assets acquired consisted of trademarks and certain inventory and other assets associated with the brands.

    In connection with the acquisition of the Sunsource Products, the Company entered into an amended and restated $95.0 million credit facility with NationsBank of Tennessee, N.A., as agent for a syndicate of lenders (the "Credit Agreement"). The proceeds of the credit facility were used to repay the Company's existing bank indebtedness and fund a portion of the cash purchase price paid at closing for the Sunsource Products.

    As of May 31, 1997, on a pro forma basis after giving effect to the acquisition of the Sunsource Products, borrowings under the Credit Agreement, repayment of the Company's existing bank indebtedness and the equity issuance of 300,000 shares of the Company's Common Stock, total assets would have been $180,353,000 including inventories of $14,640,000, accounts receivables of $28,950,000, debt issuance costs of $3,180,000, and patents, trademarks and other purchased product rights of $102,607,000. The Company's long-term debt would have been $153,418,000 (including $5,270,000 in current maturities) and the Company's total shareholders' deficit would have been $817,000.

                                  RISK FACTORS

    The following factors should be carefully considered along with the other information contained in this Prospectus before purchasing the shares offered hereby:

LEVERAGE

    As of May 31, 1997, on a pro forma basis after giving effect to the acquisition of the Sunsource Products, borrowings under the Credit Agreement, repayment of the Company's existing bank indebtedness, and the equity issuance of 300,000 shares of Common Stock, the Company's long-term debt would have been $153,418,000 (including $5,270,000 in current maturities) and the Company's shareholders' deficit would have been $817,000.

    The degree to which the Company is leveraged could have important consequences, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited or become impaired; (ii) a portion of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iii) such indebtedness contains and will contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

RESTRICTIVE COVENANTS

    The Credit Agreement and the indenture with respect to the Notes (the "Indenture") contain various operating covenants including, among others, restrictions on the ability of the Company to incur additional investments, and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Credit Agreement also requires the Company to meet certain financial ratios and tests, including a minimum net worth test and a maximum leverage ratio, and the Indenture requires the Company to meet a certain minimum fixed charge coverage ratio before incurring additional indebtedness. Any failure of the Company to comply with the covenants contained in the Credit Agreement or the Indenture could result in an event of default under either the Credit Agreement or the Indenture which could permit acceleration of the obligations thereunder and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions.

STATE LAW LIMITATIONS ON DISTRIBUTIONS

    Under the Tennessee Business Corporation Act, it is unlawful to make a distribution if, after giving effect to the transaction, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Distributions include any direct or indirect transfer of money or other property or incurrence of indebtedness by a corporation to or for the benefit of its shareholders in respect of any of its shares and may be in the form of a dividend, a purchase, redemption or other acquisition of shares, a distribution of indebtedness or otherwise. The Company presently intends to retain earnings to finance future growth, service indebtedness and for general corporate purposes and does not presently intend to pay dividends on its capital stock. The Indenture and the Credit Agreement also restrict the payment of distributions.

COMPETITION

    The OTC pharmaceutical, functional toiletry products and dietary supplements markets in which the Company competes are highly competitive. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. The Company competes primarily on the basis of product quality, price, brand loyalty and consumer acceptance. The Company's competitors include other OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by much larger advertising and promotional expenditures and are generally backed by larger sales forces. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including the Company. The private label or generic category has also become increasingly more competitive in certain of the Company's product markets. Another factor affecting the OTC pharmaceutical, toiletry products and dietary supplements business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

GOVERNMENT REGULATION

    The Company's products are generally subject to governmental regulations, primarily those of the Federal Food and Drug Administration (the "FDA"). Certain of the Company's consumer products are regulated by the FDA as OTC drugs, with the rest of the products being regulated as "cosmetics" or as dietary supplements under the Dietary Supplement, Health and Education Act ("DSHEA"). All such products must comply with FDA regulations governing the safety of the products themselves and the ingredients used in their manufacture. FDA regulations for all pharmaceuticals products also include requirements for product labeling and for adherence to "current good manufacturing practices."

    Advertising claims with respect to the dietary supplement business are subject to regulation under the DSHEA.

    All of the Company's OTC drug products are regulated pursuant to the FDA's "monograph" system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in the Company having to revise product labeling and formulations.

    The Company responded to certain questions with respect to efficacy received from the FDA in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in certain of the PAMPRIN and PR MSYN PMS. While the Company addressed all of the FDA questions in detail, the final monograph for menstrual drug products will determine if the FDA considers pyrilamine maleate safe and effective for menstrual relief products.

    The Company has been actively monitoring the process and does not believe that PAMPRIN PREMSYN PMS and will be materially adversely affected by the FDA review. The Company believes that any adverse finding by the FDA would likewise affect the Company's principal competitor in the menstrual product category.

    With regard to all of the Company's products, the FDA may revise applicable regulations or provide new interpretations of existing regulations which could necessitate product labeling changes, reformulation or other changes in the Company's products or the conduct of its business. While it is impossible to predict the impact of future FDA actions, to date the Company has not been adversely affected as a result of compliance with FDA or state regulations.

    In addition to the FDA regulations discussed above, the Company is subject to numerous other statutory and regulatory restrictions, including regulations relating to product packaging. The application of these product packaging regulations has required the Company to convert certain of its PAMPRIN products sold in foil pouches to bottles with child resistant caps. This conversion was completed in 1995 and involved plant modification and the installation of additional packaging equipment. To comply with new packaging requirements for products containing lidocaine, the Company has until January 1998 to develop child resistant packaging for its GOLD BOND cream products that are sold in tubes or change the product formulation.

    The Company is continually engaged in assessing compliance of its operations with applicable federal, state and local health, safety and environmental laws and regulations, including those pertaining to underground storage tanks and clean air rules. A site in the vicinity of the Company's manufacturing facility has been designated as a National Priorities List Superfund site. The Company could be named as a potentially responsible party due to the Company's historical discharge of wastewater into the creek that flows through the site. The Company's manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste, the transportation, treatment and storage and disposal of which are regulated by various governmental agencies.

PRODUCT LIABILITY AND INSURANCE

    An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or others. The Company is not aware of any claims pending against the Company or its products that if adversely decided would have a material adverse effect on the Company. While the Company will continue to attempt to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company, through HBA Insurance Limited, its captive insurance company subsidiary, maintains product liability insurance that it believes to be adequate; however, there can be no assurance that it will be able to retain its existing coverage or that such coverage will be cost-justified or sufficient to satisfy future claims, if any.

SEASONALITY

    During recent fiscal years, the Company's first quarter net sales and operating income have trailed the other fiscal quarters, accounting for less than 20% of annual sales and operating profit. The absence of major promotional campaigns during this period is a primary factor contributing to first quarter performance. Seasonality has become more significant due to the seasonality of GOLD BOND sales.

DEPENDENCE ON SENIOR MANAGEMENT

    The Company's future performance will depend to a significant degree upon the efforts and abilities of certain members of senior management, in particular those of Zan Guerry, Chairman of the Board, President and Chief Executive Officer, and Robert E. Bosworth, Executive Vice President and Chief Financial Officer. The loss of the services of either Messrs. Guerry or Bosworth could have an adverse effect on the Company.

VOLATILITY OF STOCK PRICE

    The trading price of the Common Stock could be subject to significant fluctuations in response to variations in the results of the Company's operations, its leveraged financial position, general trends in the consumer products industry, the relative illiquidity of the Company's Common Stock and stock market conditions generally.

DIVIDEND POLICY

    The Company intends to retain its earnings, if any, for use in its operations and repayment of outstanding indebtedness and has no current intention of paying dividends to the holders of Common Stock. The Indenture and the Credit Agreement restrict the payment of dividends.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus, including all documents incorporated herein by reference, contains forward-looking statements relating to future events or the future financial performance of the Company. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange act of 1934, as amended, Such statements may include, but not be limited to, projections of revenues, income or loss, capital expenditures, acquisitions, plans for growth and future operations, financing needs or plans or plans relating to acquisitions by the Company, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

                                USE OF PROCEEDS

    This Prospectus relates to common stock being offered and sold for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Shareholders.

                              SELLING SHAREHOLDERS

    The following table sets forth certain information with respect to the

Selling Shareholders as of June 30, 1997:

                                                          SHARES BENEFICIALLY
                                                                 OWNED               SHARES       BENEFICIALLY
                  NAME OF BENEFICIAL                       PRIOR TO OFFERING         BEING            OWNED
                        OWNER                                    NUMBER             OFFERED     AFTER OFFERING(1)
------------------------------------------------------  ------------------------  ------------  -----------------
Mindbody, Inc.                                           279,000(2)                279,000(2)            0
Barry R. Shapiro                                          10,500(2)                 10,500(2)            0
Norman Leben                                              10,500(2)                 10,500(2)            0
State Street Bank Cust for GE
pension Trust Global Inv.                                472,000                   472,000               0

Mellon Bank NA TTEE for NYNEX
Master Pen Tr Dtd 1/1/84                                 100,000                   100,000               0

Boston Safe Deposit & Trust Co.
for Thermo Electron Corp.
Pension Plan                                              25,000                    25,000               0

Whiffletree Partners                                     100,000                   100,000               0
Richardson Electronics                                     9,000                     9,000               0
Twenty Percent Plus                                       18,000                    18,000               0
Andrew Turner                                             13,000                    13,000               0
Peter Sherman, Steven Cocotos,
Charles L. Lamn, TTEES,
Cocotos, Sherman, Koch, Burigo,
Ross & Bone PA 401K Pen Plan                               9,000                     9,000               0

Beja International S.A.                                   18,000                    18,000               0
Ronald Bird                                                9,000                     9,000               0
Robert Zinn                                                9,000                     9,000               0
Peter Brown                                                9,000                     9,000               0
J. Zagorski & J. Schenckman
TTEE Miami Orth & Sports
Medicine Inc. Prof Shr Plan Dtd
9/1/8                                                      9,000                     9,000               0

Marvin Schwartz                                          440,400(3)                100,000(3)      340,400(4)
Creditanstalt Corporate Finance,
Inc. (5)                                                  96,385                    96,385               0


------------------------

(1) Assumes, except as otherwise noted, that all shares covered by this Prospectus are sold or otherwise disposed of and that no other shares are acquired or transferred by the persons listed in this table.

(2) Represents a portion of the 300,000 shares of Common Stock issued by the Company in connection with the acquisition of the Sunsource Products.

(3) Includes shares held by family members and trusts for the benefit of family members.

(4) Represents approximately 3.8 percent of the Company's outstanding Common Stock as of June 30, 1997.
                                     10

(5) An affiliate of a lender to the Company under the Credit Agreement with NationsBank of Tennessee, as agent for the lenders named therein.

                              PLAN OF DISTRIBUTION

    It is anticipated that the Selling Shareholders may sell all or a portion of the shares offered by this Prospectus from time to time in one or more transactions on the NASDAQ National Market System at prevailing market prices or at prices related to prevailing market at the time of such sales, in block transactions, in negotiated transactions or by a combination of methods of offering. The Selling Shareholders may also make private sales at negotiated prices directly or through a broker or brokers. In connection with any such sales, the Selling Shareholders and any brokers or other agents participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them. The Selling Shareholders are not restricted as to the prices at which they may sell their shares or the number of shares that may be sold at any one time. The price and amount of shares sold by the Selling Shareholders could reduce the market price of the Common Stock.

    The Selling Shareholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Selling Shareholder, broker, dealer or other agent relating to the sale or distribution of the shares of Common Stock.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares of Common Stock may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

    The Company will pay all expenses incident to the offering and sale of the Common Stock to the public, other than commissions, discounts or concessions of underwriters, brokers, dealers or agents.

                                 LEGAL OPINION

    The validity of the shares of the Company's Common Stock offered hereby has been passed upon for the Company by Miller & Martin, Chattanooga, Tennessee.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference, and has been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer of any securities other than the Common Stock to which it relates or an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                ----------------

                               TABLE OF CONTENTS

                                                          Page
Available Information............................           2
Incorporation of Certain Documents by Reference..           2
The Company......................................           3
Recent Developments..............................           4
Risk Factors.....................................           5
Use of Proceeds..................................           9
Selling Shareholders.............................           9
Plan of Distribution.............................          11
Legal Opinion....................................          12
Experts..........................................          12

                                -----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                1,296,385 Shares



                                 CHATTEM, INC.

                                 COMMON STOCK




                                   -----------
                                    PROSPECTUS
                                   -----------





                                  July __, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All amounts are estimates except the SEC registration fee.

SEC registration fee............................................  $5,425.17
Accounting fees and expenses....................................   2,500.00
Legal fees and expenses.........................................   5,000.00
Printing and engraving expenses.................................   1,000.00
Miscellaneous...................................................   1,074.83
                                                                  ---------
     Total......................................................  $15,000.00


    The Company will bear all expenses shown above.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 14(1) of the Company's Amended and Restated Charter provides that no director of the Company shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for distributions in violation of Section 48-18-304 of the Tennessee Code Annotated.

    Section 14(2) of the Company's Amended and Restated Charter further provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter "indemnitee") whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except with respect to proceedings to endorse a right to indemnification under Section 14(3) of the Company's Amended and Restated Charter, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. This right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement expenses"); provided, however, that, if the Tennessee Business Corporation Act so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee shall be made only upon (I) delivery of written affirmation of the indemnitee's good faith belief that any applicable standard of conduct required by the Tennessee Business Corporation Act has been met, and (ii) delivery of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise (an "undertaking").

    Under Section 14(3) of the Company's Amended and Restated Charter, if a claim is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit brought by the Company to recover an advancement of expenses pursuant to the terms of the undertaking, the indemnitee shall be entitled to also be paid the expense of prosecuting or defending such a suit. In (I) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of the undertaking the corporation shall be entitled to such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, as amended.

Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has failed to meet the applicable standard of conduct or be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to indemnification or advancement expenses shall be on the Company.

    Section 14(2) further provides that the rights to indemnification and to the advancement of expenses conferred therein shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Amended and Restated Charter or Amended and Restated By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

    Article II, Section 5 of the Company's By-Laws provides that any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the Company or at the request of the Company a director or officer or Audit Committee member of another corporation controlled by the Company, shall be indemnified by the Company to the maximum extent and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated Sections 48-1-407 through 48-1-411.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as a part of this Registration
Statement:


  EXHIBIT
  NUMBER                                        DESCRIPTION OF EXHIBIT                                        REFERENCES
-----------  ---------------------------------------------------------------------------------------------  ---------------
   4         Restated Charter of Chattem, Inc.                                                                     (1)
             Amended and Restated By-Laws of Chattem, Inc.                                                         (2)
   5         Opinion of Miller & Martin
   24        Consent of Independent Public Accountants
             Consent of Miller & Martin (included in opinion filed as Exhibit 5)

References:

Previously filed as an exhibit to and incorporated by reference from:

        (1) Form 10-K for the year ended November 30, 1992.

        (2) Form 10-K for the year ended November 30, 1993.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in
Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Company hereby undertakes (1) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that it (1) shall file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on June 27, 1997.

                                CHATTEM, INC.

                        BY:            /s/ ROBERT E. BOSWORTH
                            -----------------------------------------
                                     Robert E. Bosworth
                                     EXECUTIVE VICE PRESIDENT

POWER OF ATTORNEY AND SIGNATURES

    WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF CHATTEM, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT ZAN GUERRY AND ROBERT E. BOSWORTH, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS WITH FULL POWER TO THEM, AND EACH OF THEM SINGLY, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT ON FORM S-3 FILED HEREWITH AND ANY AND ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL THINGS IN OUR NAMES AND ON OUR BEHALF IN OUR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE CHATTEM, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR EITHER OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
        /s/ ZAN GUERRY            Directors and President
------------------------------    (principal executive          July 2, 1997
          Zan Guerry              officer)

                                Executive Vice President,
    /s/ ROBERT E. BOSWORTH        Chief Financial Officer
------------------------------    and Director (principal       June 27, 1997
      Robert E. Bosworth          financial officer)

     /s/ LOUIS H. BARNETT       Director
------------------------------                                  June 27, 1997
       Louis H. Barnett

    /s/ RICHARD E. CHENEY       Director
------------------------------                                  June 30, 1997
      Richard E. Cheney

  /s/ SCOTT L. PROBASCO, JR.    Director
------------------------------                                  June 27, 1997
    Scott L. Probasco, Jr.

     /s/ SAMUEL E. ALLEN        Director
------------------------------                                  June 27, 1997
       Samuel E. Allen

  /s/ A. ALEXANDER TAYLOR II    Director
------------------------------                                  July 8, 1997
    A. Alexander Taylor II

                               INDEX TO EXHIBITS

                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                   NUMBERED
  NUMBER                                     EXHIBIT                                          PAGE
-----------  ------------------------------------------------------------------------  -------------------
    5.1      Opinion of Miller & Martin
   24.2      Consent of Arthur Andersen LLP